Exhibit 99.1

Tucows Reports Continuing Strong Financial Results for Fourth Quarter and Full Year 2017

– Fourth Quarter and Year Highlighted by Record Revenue, Net Income, Adjusted EBITDA and Cash Flow from Operations -

TORONTO, February 14, 2018 – Tucows Inc. (NASDAQ:TCX, TSX:TC), a provider of network access, domain names and other Internet services, today reported its financial results for the fourth quarter ended December 31, 2017. All figures are in U.S. dollars.

Summary Financial Results

(In Thousands of US Dollars, Except Per Share Data)

	3 Months Ended December 31			12 Months Ended December 31
	2017 (Unaudited)	2016 (Unaudited)	% Change	2017 (Unaudited)	2016 (Unaudited)	% Change
Net revenue	90,621	48,805	86%	329,421	189,819	74%
Net income[1]	11,199	2,817	298%	22,327	16,067	39%
Basic Net earnings per common share[1]	1.06	0.27	293%	2.12	1.53	39%
Adjusted EBITDA[2,3]	15,275	7,333	108%	41,356	30,130	37%
Net cash provided by operating activities	14,081	9,067	55%	31,897	22,509	42%

1.

Net Income and Earnings Per Share for the fourth quarter and Fiscal 2017 reflect a net positive implementation impact from the Tax Cuts and Jobs Act of 2017 of $5.8 million and $0.55 per share, respectively.

2.	This Non-GAAP financial measure is described below and reconciled to GAAP net income in the accompanying table.

3.

Adjusted EBITDA for the fourth quarter and twelve months of 2017 reflect the impact of the purchase price accounting adjustment related to the fair value write down of deferred revenue from the Enom acquisition which lowered Adjusted EBITDA by $0.8 million and $7.8 million for the fourth quarter and first twelve months of 2017, respectively.

Summary of Revenues and Gross Margin

(In Thousands of US Dollars)

	Revenue		Gross Margin
	3 Months ended December 31		3 Months ended December 31
	2017 (Unaudited)	2016 (Unaudited)	2017 (Unaudited)	2016 (Unaudited)
Network Access Services:
Mobile Services	23,795	17,839	11,094	8,951
Other Services	1,357	919	405	254
Total Network Access Services	25,152	18,758	11,499	9,205

Domain Services:
Wholesale
Domain Services	48,320	23,130	6,514	4,398
Value Added Services	4,538	2,336	3,978	1,819
Total Wholesale	52,858	25,466	10,492	6,217

Retail	8,711	3,883	4,141	2,086
Portfolio	3,900	698	3,377	555
Total Domain Services	65,469	30,047	18,010	8,858

Network Expenses:
Network, other costs	-	-	(2,260)	(1,285)
Network, depreciation and amortization costs	-	-	(1,513)	(355)
Total Network expenses	-	-	(3,773)	(1,640)

Total revenue/gross margin	90,621	48,805	25,736	16,423

“The fourth quarter saw strong growth across each of our key financial metrics, capping off a year in which we delivered record financial performance while achieving our operational goals,” said Elliot Noss, President and Chief Executive Officer, Tucows Inc. “We completed a major acquisition that solidified our position as the second largest domain name registrar in the world, and remain on track to realize acquisition synergies that will contribute approximately $5 million in incremental annualized EBITDA by 2019. Ting Mobile posted its sixth straight year of top line and bottom line growth. And on Ting Internet, we continued to build the foundation of a business that we expect will become a meaningful contributor to our business and deliver growth for many years to come.”

Financial Results

Net revenue for the fourth quarter of 2017 increased 86% to $90.6 million from $48.8 million for the fourth quarter of 2016.

Net income for the fourth quarter of 2017 increased to $11.2 million, or $1.06 per share, from $2.8 million, or $0.27 per share, for the fourth quarter of 2016. Net income for the fourth quarter of 2017 was positively impacted by the tax related implementation impacts from the Tax Cuts and Jobs Act of 2017 for $5.8 million or $0.55 per share.

Adjusted EBITDA2 for the fourth quarter of 2017 increased 108% to $15.3 million from $7.3 million for the fourth quarter of 2016. The increase in adjusted EBITDA2 was the result of the acquisition of Enom in January 2017, an outsized domain portfolio sale and growth in Ting Mobile.

Cash and cash equivalents at the end of the fourth quarter of 2017 increased to $18.0 million from $12.5 million at the end of the third quarter of 2017 and $15.1 million at the end of the fourth quarter of 2016.

Notes:

1. Adjusted EBITDA

Tucows reports all financial information required in accordance with United States generally accepted accounting principles (GAAP). Along with this information, to assist financial statement users in an assessment of our historical performance, the Company typically discloses and discusses a non-GAAP financial measure, adjusted EBITDA, in press releases and on investor conference calls and related events that exclude certain non-cash and other charges as the Company believes that the non-GAAP information enhances investors' overall understanding of our financial performance.

The Company believes that the provision of this supplemental non-GAAP measure allows investors to evaluate the operational and financial performance of the Company’s core business using similar evaluation measures to those used by management. The Company uses adjusted EBITDA to measure its performance and prepare its budgets. Since adjusted EBITDA is a non-GAAP financial performance measure, the Company’s calculation of adjusted EBITDA may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. Because adjusted EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a liquidity measure. Non-GAAP financial measures do not reflect a comprehensive system of accounting and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies and/or analysts and may differ from period to period. The Company endeavors to compensate for these limitations by providing the relevant disclosure of the items excluded in the calculation of adjusted EBITDA to net income based on U.S. GAAP, which should be considered when evaluating the Company's results. Tucows strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

The Company’s adjusted EBITDA definition excludes depreciation, amortization of intangible assets, income tax provision, interest expense, interest income, stock-based compensation, asset impairment, gains and losses from unrealized foreign currency transactions and infrequently occurring items, including acquisition and transitions costs. Gains and losses from unrealized foreign currency transactions removes the unrealized effect of the change in the mark-to-market values on outstanding unhedged foreign currency contracts, as well as the unrealized effect from the translation of monetary accounts denominated in non-U.S. dollars to U.S. dollars.

The following table reconciles net income to adjusted EBITDA (dollars in thousands):

	3 months ended December 31		12 months ended December 31
	2017 (unaudited)	2016 (unaudited)	2017 (unaudited)	2016 (unaudited)
Net income for the period	11,199	2,817	22,327	16,067
Depreciation of property and equipment	1,114	518	3,728	1,824
Amortization of intangible assets	2,330	304	8,400	953
Impairment of intangible assets	110	15	111	43
Interest expense, net	865	148	3,567	450
Provision for income taxes	(1,033)	2,570	1,748	9,046
Stock-based compensation	623	214	1,457	799
Unrealized loss (gain) on change in fair value of forward contracts	54	(31)	17	(323)
Unrealized loss (gain) on foreign exchange revaluation of foreign denominated monetary assets and liabilities	(45)	336	(805)	829
Acquisition and transition costs*	58	442	806	442

Adjusted EBITDA	15,275	7,333	41,356	30,130

*Acquisition and other costs represents transaction-related expenses, transitional expenses, such as duplicative post-acquisition expenses, related to our acquisition of Enom in January 2017. Expenses include severance or transitional costs associated with department, operational or overall company restructuring efforts, including geographic alignments.

Conference Call

Tucows management will host a conference call today, Wednesday, February 14, 2018 at 8:00 a.m. (ET) to discuss the Company’s fourth quarter 2018 results. Participants can access the conference call by dialing 1-888-231-8191 or 647-427-7450 or via the Internet at http://www.tucows.com/investors.

For those unable to participate in the conference call at the scheduled time, it will be archived for replay both by telephone and via the Internet beginning approximately one hour following completion of the call. To access the archived conference call by telephone, dial 416-849-0833 or 1-855-859-2056 and enter the passcode 7376628 followed by the pound key. The telephone replay will be available until Wednesday, February 21, 2018 at midnight. To access the archived conference call as an MP3 via the Internet, go to http://www.tucows.com/investors.

About Tucows

Tucows is a provider of network access, domain names and other Internet services. Ting (https://ting.com) delivers mobile phone service and fixed Internet access with outstanding customer support. OpenSRS (http://opensrs.com) and Enom (http://www.enom.com) manage a combined 28 million domain names and millions of value-added services through a global reseller network of over 39,000 web hosts and ISPs. Hover (http://hover.com) makes it easy for individuals and small businesses to manage their domain names and email addresses. More information can be found on Tucows’ corporate website (http://tucows.com).

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995 including statements regarding our expectations regarding our future financial results and, including, without limitation, our expectation regarding our ability to realize synergies from the Enom acquisition and our expectation for growth of Ting Internet. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Information about other potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made. Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

Tucows, Ting, OpenSRS, Enom and Hover are registered trademarks of Tucows Inc. or its subsidiaries.

Contact:

Lawrence Chamberlain

(416) 519-4196

lawrence.chamberlain@loderockadvisors.com